Exhibit 99.1

For Immediate Release

May 25, 2005

First Century Bankshares, Inc.

Declares Second Quarter Dividends

Announces Increase to Stock Repurchase Plan

On May 24, 2005, the Board of Directors of First Century Bankshares, Inc., (OTCBB - FCBS) declared its second quarter dividends to shareholders. The Board declared a regular dividend, in the amount of $0.23 per common share. The dividends are payable to shareholders of record June 20, 2005, and are expected to be paid on or about June 30, 2005. The dividend represents a 9.5% increase over the 2004 second quarter dividend of $0.21 per common share.

Also, at its meeting on May 24, 2005, the Board of Directors increased by 20,000 the number of shares of common stock the Corporation may repurchase under the Corporation’s stock repurchase plan. As a result, the total number of shares authorized for repurchase is 25,863 shares. The timing, price, and quantity of purchases under the plan will be at the discretion of management and the plan may be continued, discontinued, suspended, or restated at any time depending on the facts and circumstances. Repurchased shares will be held as treasury shares and will be available to be used in conjunction with the Corporation’s stock option plans and for other corporate purposes.

First Century Bankshares, Inc. is a financial holding company, which owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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